Exhibit 5.1

September 29, 2010

Aspen Technology, Inc.

200 Wheeler Road

Burlington, MA 01803

Re:      2010 Equity Incentive Plan

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Aspen Technology, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 7,000,000 shares of the Company’s Common Stock, $0.10 par value per share (the “Shares”), pursuant to the Company’s 2010 Equity Incentive Plan (the “Plan”).

In connection with this letter, we have examined the Registration Statement and related Prospectus, the Plan, your Certificate of Incorporation and By-laws, as currently in effect, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for the opinions expressed in this letter.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and related Prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY LLP

By:	/s/ Mark L. Johnson
Mark L. Johnson, Partner

500 BOYLSTON ST. 14TH FLOOR BOSTON, MA 02116 T: (617) 9372300  F: (617) 937-2400  WWW.COOLEY.COM